Exhibit 99.1

Editorial Contact: Helene Simonet
408-764-4161

For Release: 08/20/2007
No. 1115

Coherent, Inc. (Santa Clara, CA) (NASDAQ:COHR) (the “Company”) today announced that it has received a notice from the trustee for the holders of its $200 million aggregate outstanding principal amount of convertible subordinated notes (“the Notes”) declaring the principal amount and accrued and unpaid interest on the Notes immediately due and payable as of August 17, 2007.  The trustee’s action was based on its position, taken in its earlier disclosed notices, that the Company’s failure to file certain reports with the Securities and Exchange Commission constitutes a default on the Notes.  While the Company’s previously disclosed voluntary internal review of its historical stock option granting practices has been completed, the Company has not yet become current with respect to certain reporting obligations with the Securities and Exchange Commission.

According to the Company’s Chief Executive Officer, John Ambroseo, “We have been able to show our investors that we have had a growing cash balance over the past year.  With a cash, cash equivalents and short-term investments position, on a pro forma basis after giving effect to the repayment of the Notes, of over $300 million as of June 30, 2007, we believe we have ample resources to fund our operating requirements as well as pursue strategic opportunities.”

Ambroseo continued, “While the holders of the Notes were prepared to amend the terms of the Notes, the Company chose not to accept the proposed modifications, as we did not believe that they would have been beneficial to our stockholders in the long run.”

This press release contains forward-looking statements, as defined under the Federal securities laws.  These forward-looking statements include the statements in this press release that relate to having resources to fund operating requirements and pursue strategic opportunities and the benefit to our stockholders of the proposed modifications of the Notes.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to differ materially include risks and uncertainties, including but not limited to risks associated with quarterly and annual fluctuations in our net sales and operating results, our exposure to risks associated with worldwide economic slowdowns, our ability to increase our sales volumes and decrease our costs, and other risks identified in the Company’s SEC filings.  Readers are encouraged to refer to the risk disclosures described in the Company’s Registration Statement on Form S-3 (as amended and filed with the SEC on October 4, 2006) and the reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.  Actual results, events and performance may differ materially from those presented herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a Standard & Poor’s SmallCap 600 company and a world leader in providing laser-based solutions to the commercial and scientific research markets.

Please direct any questions to Helene Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

Founded in 1966, Coherent, Inc. is a Standard & Poor’s SmallCap 600 company and a world leader in providing laser-based solutions to the commercial and scientific research markets.